UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2019
Quad/Graphics, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	001-34806	39-1152983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N61 W23044 Harry's Way, Sussex, Wisconsin 53089-3995
(Address of principal executive offices, including zip code)

(414) 566-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR §230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR §240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR §240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR §240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
Quad/Graphics, Inc. (the “Company”) completed the third amendment to the Company’s April 28, 2014 Senior Secured Credit Facility on January 31, 2019. The Senior Secured Credit Facility was amended to (a) increase the aggregate amount of the existing revolving credit facility from $725 million to $800 million in two tranches, with the first tranche of approximately $83 million maturing on January 4, 2021 and the second tranche of approximately $717 million maturing on January 31, 2024, (b) increase the aggregate amount of the existing term loan A from $375 million to $825 million in two tranches, with the first tranche of approximately $32 million maturing on January 4, 2021 and the second tranche of approximately $793 million maturing on January 31, 2024, (c) increase the aggregate amount of the existing term loan B from $300 million to $500 million with a term of seven years, (d) allow the Company to consummate the acquisition of LSC Communications, Inc., and (e) amend certain financial covenants.
The following amendments were made to the quarterly financial covenants to which the Company is subject (all financial terms, numbers and ratios are as defined in the Senior Secured Credit Facility, as amended by the third amendment):

•
On a rolling twelve-month basis, the minimum interest coverage ratio, defined as consolidated EBITDA to consolidated cash interest expense, cannot be less than 3.00 to 1.00. Prior to the third amendment, the minimum interest coverage ratio covenant was 3.50 to 1.00.

•
A new financial covenant was added to the Senior Secured Credit Facility that requires the Company to maintain liquidity, defined as unrestricted cash and permitted investments of the Company and its subsidiaries (subject to certain conditions) plus the aggregate amount of the unused revolving credit facility commitments, of not less than $300 million at any time during the period from six months prior to the maturity date of the Company’s Senior Unsecured Notes until the earlier of the date on which (a) such Senior Unsecured Notes are repaid in full or (b) the maturity date of such Senior Unsecured Notes is extended to a date that is at least 91 days later than the latest maturity date under the Senior Secured Credit Facility. The maturity date of the Company’s Senior Unsecured Notes is currently May 1, 2022.

The Senior Secured Credit Facility remains secured by substantially all of the unencumbered assets of the Company. The Senior Secured Credit Facility also requires the Company to provide additional collateral to the lenders in certain limited circumstances.
The foregoing description of the third amendment to the Company’s Senior Secured Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the third amendment to the Company’s Senior Secured Credit Facility, which is attached as Exhibit 4 to this Current Report on Form 8-K and is incorporated herein.
A copy of the press release announcing the January 31, 2019 closing of the third amendment to the Company’s April 28, 2014 Senior Secured Credit Facility is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.
(a)Not applicable.
(b)Not applicable.
(c)Not applicable.
(d)Exhibits. The exhibits listed in the exhibit index below are being filed herewith:

EXHIBIT INDEX
Exhibit
Number
(4)    Amendment No. 3, dated as of January 31, 2019, to Second Amended and Restated Credit Agreement, dated as of April 28, 2014, by and among Quad/Graphics, Inc., as the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

(99)    Press release of Quad/Graphics, Inc., dated February 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 1, 2019

QUAD/GRAPHICS, INC.

		By:	/s/ Jennifer J. Kent
Jennifer J. Kent
Executive Vice President of Administration, General Counsel and Secretary